EXHIBIT 99.1

For Immediate Release

April 14, 2005

Greer Bancshares Incorporated

Contact: Dennis Hennett

Phone: (864) 848-5118

Greer Bancshares Incorporated Reports First Quarter Earnings Up 8%

GREER, SC —Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported net income of $672,000, or 27 cents per diluted share, for the quarter ended March 31, 2005, compared to $620,000, or 25 cents per diluted share, for the first quarter of 2004, an increase in net income of 8.4%. Total assets increased 9.1% to $249,634,000 at March 31, 2005, from $228,738,000 at March 31, 2004. Total Loans, the primary driver of the bank’s earnings, increased to $144,408,000 from $117,693,000, up 22.7%.

Greer State Bank is now in its seventeenth year of operations and serves the greater Greer community with three offices and plans to open a fourth office in the Taylors community in the summer of 2005. Greer Bancshares, Incorporated trades on the Over-the-Counter Bulletin Board under the symbol GRBS.